Exhibit 99.1

August 10, 2012

Eagle Rock Announces Agreement to Acquire BP’s Texas Panhandle Midstream System and Enter into 20-year Fixed-Fee Gathering & Processing Agreement

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has signed a definitive agreement to acquire BP America Production Company’s (“BP”) Sunray and Hemphill processing plants and associated 2,500 mile gathering system serving the liquids-rich Texas Panhandle (the “BP Panhandle System”) for $227.5 million in cash, subject to customary purchase price adjustments.  Eagle Rock and BP will enter into at closing a 20-year, fixed-fee Gas Gathering and Processing Agreement under which Eagle Rock will gather and process BP’s natural gas production from the existing connected wells.  Furthermore, BP and its joint venture partners will commit to Eagle Rock under the same Gas Gathering and Processing terms all future natural gas production from new wells drilled within an initial two-year period from closing, subject to mutually-agreed extensions, and within a two-mile radius of the existing 2,500 mile gathering system. BP Panhandle System gathering volumes in the first half of 2012 averaged approximately 180 MMcf/d, and the Partnership expects to continue to grow the overall throughput from the Texas Panhandle area based on the drilling programs from BP and third party producers active in the area.

Strategic benefits of the transaction include:

•                  Significantly expands and strategically complements Eagle Rock’s existing gathering and processing systems into the Granite Wash, Cleveland, Tonkawa and Hogshooter plays in the Texas Panhandle.

•                  Establishes a long-term strategic partnership with BP through BP’s commitment of existing and future production in an extensive acreage dedication in the Texas Panhandle.

•                  Increases Eagle Rock’s fixed-fee contract mix within its Midstream Business.

•                  Anticipated volume growth and integration benefits provide a path to meaningful accretion to distributable cash flow per unit in 2014 and beyond.

The closing of the acquisition is expected to occur on October 1, 2012, subject to regulatory clearances, including pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions.

“We are excited about this transaction as it meaningfully grows and strengthens our midstream gathering and processing position in the liquids-rich Granite Wash and Cleveland plays in the Texas Panhandle.  This acquisition brings to Eagle Rock a strong strategic partner in BP and enhanced financial stability with 55% of the existing volumes on the BP Panhandle System being dedicated under attractive long-term, fixed-fee contracts. In addition, the acquisition adds significant scale and reach to our existing position in additional liquids-rich natural gas plays,” said Joseph A. Mills, Eagle Rock’s Chairman and Chief Executive Officer.

Mr. Mills added, “The acquisition of BP’s Texas Panhandle midstream assets is consistent with our strategy of pursuing the most accretive long-term opportunities across our Midstream and

Upstream Businesses, and we expect this transaction to be accretive to Eagle Rock’s distributable cash flow in 2014 and beyond.”

BP’s Texas Panhandle System

The BP Panhandle System consists of two cryogenic processing plants — the Sunray and Hemphill Plants - with processing capacity of approximately 220 MMcf/d and approximately 2,500 miles of gathering pipelines serving over 350,000 dedicated acres in Lipscomb, Hemphill, Roberts, Ochiltree, Hansford, Hutchinson, Sherman and Moore Counties in the Texas Panhandle. Approximately 2,100 wells are currently connected to the BP Panhandle System. BP’s natural gas production represents approximately 55% of the system’s current throughput, which will be covered by fixed fee-based contracts upon closing. Going forward, incremental BP and its joint venture partners’ natural gas production dedicated to the BP Panhandle System will also be covered under fixed fee-based contracts. The BP Panhandle System is located immediately adjacent and complementary to Eagle Rock’s existing Texas Panhandle assets, which include eight processing plants and approximately 3,963 miles of gathering pipelines. Hemphill County is located in the heart of the prolific Granite Wash play and has recently experienced increased drilling activity due to producers’ attractive drilling results in the area.  The Hemphill Plant and supporting infrastructure were designed to accommodate one or more additional expansions and are located just north of Eagle Rock’s recently completed 60 MMcf/d cryogenic Woodall Plant.  The BP Panhandle System also includes 47 mainline gathering compressors, 25 satellite gathering compressors and 19 in-plant compressors.

Upon closing the acquisition of the BP Panhandle System, Eagle Rock plans to integrate the BP Panhandle System with its existing system in the area, resulting in approximately 6,463 miles of combined gathering pipelines serving over 5,000 wells and over 480 MMcf/d of combined processing capacity serving the Texas Panhandle, with an additional 60 MMcf/d of capacity expected to come on-line in the first half of 2013 following the completion of Eagle Rock’s previously announced Wheeler Plant.  The combined system will strengthen Eagle Rock’s position in the growing Granite Wash, Cleveland, Tonkawa and Hogshooter plays and provide increased flexibility and capacity in servicing its producer customers.  Eagle Rock estimates the total current gathering volumes from the combined systems equal approximately 380 MMcf/d. Activity in the Texas Panhandle remains robust with 17 active rigs on acreage dedicated to the combined Eagle Rock and BP Panhandle systems and over 500 wells permitted over the past six months in the area.

Eagle Rock expects the integration of the two systems to result in future cost savings and the ability to optimize its existing processing capacity.

Gas Gathering and Processing Agreement

As part of the transaction, Eagle Rock and BP will enter into at closing an initial 20-year term Gas Gathering and Processing Agreement (“GPA”) which will provide for 100% fixed-fee based revenues to Eagle Rock and includes a substantial production dedication area from BP and its joint venture partners.  Subject to the GPA, all of BP’s wells currently connected to the BP Panhandle System will be dedicated to Eagle Rock for an initial term of 20 years with the option to extend for two separate five-year increments.  In addition, all future drilling by BP and its joint venture partners within two miles of the BP Panhandle System, which encompasses approximately 350,000 acres and over 500 drilling locations, for an initial two years after closing, will also be dedicated to Eagle Rock under the GPA, which can be extended by mutual agreement by the parties for additional two year increments.  Due to the liquids-rich quality of the natural gas production in the Granite Wash and Cleveland plays in the Texas Panhandle, BP and its joint venture partners have maintained an active drilling and development plan for the Ochiltree and Hemphill County area in 2012 and expect to continue to further develop the dedicated properties in 2013 and beyond. Based on Eagle Rock’s expectations of volume growth by BP and its joint venture partners, the Partnership anticipates the fixed-fee based component of its Midstream Business contract mix to increase to approximately 30% in 2014 from the current level of approximately 20%.

Third party producers connected to the BP Panhandle System and active in the area include Apache, Chesapeake, Comstock, ConocoPhillips, EOG, ExxonMobil, Linn Energy, Mewbourne Oil Company and Unit Petroleum.  While these producers are not subject to the GPA, Eagle Rock anticipates growing third party volumes through enhanced commercial efforts on the BP Panhandle System, where BP was previously capacity-constrained.

Estimated Financial Impact

Management expects the acquisition to be neutral to distributable cash flow per unit in 2013 and meaningfully accretive (high single-digit accretion to low double-digit accretion) to distributable cash flow per unit in 2014, subject to market and other conditions. Following the anticipated ramp-up in throughput volumes and cost savings as a result of integrating the BP Panhandle System into Eagle Rock’s existing system in the area, management estimates the purchase price to represent a 5.5x — 6.5x multiple of the acquired assets’ 2014 estimated EBITDA contribution, subject to market and other conditions.

Conference Call Information

Eagle Rock management will host a conference call to discuss the acquisition at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Monday, August 13, 2012. To participate, the call-in number is (877) 293-5457 and an operator will assist you.

Forward Looking Statements

This news release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including statements regarding the expected closing of the acquisition and timing thereof, purchase price multiples and the anticipated impact on the Partnership’s financial results, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; the Partnership’s ability to obtain necessary government and regulatory approvals related to the acquisition; ability to obtain necessary third-party consents and approvals related to the acquisition; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K for the year ended December 31, 2011 and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission for subsequent quarters, as well as any other public filings and press releases.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations